Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-213803) and related Prospectus of Berry Plastics Group, Inc. for the registration of 6,907,578 shares of its $0.01 par value common stock issuable to stockholders of AEP Industries Inc. and to the incorporation by reference therein of our report dated April 27, 2015, with respect to the consolidated financial statements of AVINTIV Inc. included in Berry Plastics Group, Inc.’s Current Report on Form 8-K/A dated December 17, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
December 14, 2016